Free Writing Prospectus (To the Prospectus dated February 10, 2009, Prospectus Supplement dated February 10, 2009 and Index Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 July 24, 2009

$[—] Barclays Capital CORALS (USD) Total Return IndexTM Notes due August 17, 2012 Medium-Term Notes, Series A, No. C-[—]

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa31)

Initial Valuation Date:	August 14, 2009[2]

Issue Date:	August 17, 2009[2]

Final Valuation Date:	August 14, 2012[3]. If a Change in Law Redemption Event occurs, the final valuation date will be deemed to be the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes.[3]

Maturity Date:	August 17, 2012[3] (resulting in a term to maturity of 3 years)

Redemption Date: Denominations:	The fifth business day following the applicable Notice Date.[4] Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	The return on the Notes is linked to the performance of the Barclays Capital CORALS (USD) Total Return IndexTM (the “Index”) published by Barclays Bank PLC or its successor, and displayed on http://www.barcap.com/indices, or on any successor webpage. The Index implements a systematic allocation model which, on a monthly basis, rebalances among long and short positions in 12 sub-indices of the S&P GSCITM (the “Individual Commodity Indices”), each of which represents the excess returns available through unfunded investments in contracts on an individual commodity. For information purposes only, the level of the Index will also be displayed on Bloomberg under ticker reference “BXIICORT <Index>”. In the event of any discrepancy between the level of the Index published by Barclays Bank PLC and the level of the Index displayed on Bloomberg, the level of the Index published by Barclays Bank PLC shall prevail. The Index was created by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC. See “Description of the Reference Asset” below.

Investor Fee:	Your payment at maturity or upon redemption will be reduced by an amount equal to the investor fee. The investor fee is equal to (a) 1.00% per year times (b) the principal amount of your securities times (c) the Index closing level on the final valuation date divided by (d) the Index closing level on the initial valuation date.

Payment at Maturity or upon Redemption as a result of a Change in Law Redemption Event:

If you hold your Notes to maturity or upon redemption as a result of the occurrence of a Change in Law Redemption Event, you will receive a cash payment determined as follows:

Where:

“Principal Amount” = the principal amount of your Notes;

“CORALSFinal” = the Index closing level on the final valuation date (or the deemed final valuation date in the case of a Change in Law Redemption Event)[5];

“CORALSInitial” = the Index closing level on the initial valuation date, which is [—];

“No. of Daysx” = the actual number of days from and including the Issue Date to but excluding the Maturity Date, which is [—], or the applicable Redemption Date, as the case may be; and

“Fee Rate” = 1.00%.

THE NOTES ARE NOT PRINCIPAL PROTECTED. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

Payment upon Redemption as a result of an Early Redemption Event:

Upon redemption as a result of the occurrence of an Early Redemption Event, you will receive a cash payment on the Redemption Date (“Early Redemption Event Amount”) determined as follows:

Where:

CORALSIntraday = the intraday level of the Index, as determined by the calculation agent, in its sole discretion and acting in good faith, (i) using the latest available quotations for the intraday prices of the relevant underlying commodities at which the issuer is capable of unwinding the relevant commodities futures contracts in a commercially reasonable manner and in accordance with the methodology described herein under “Early Redemption Event—Methodology to Determine Intraday Prices” (the “intraday unwind prices”), the then prevailing Positions and Weights for the Individual Commodity Indices and the applicable investor fees and (ii) as determined as soon as commercially possible following the occurrence of an Early Redemption Event;

No. of Daysy = the actual number of days from and including the Issue Date to but excluding the applicable Redemption Date; and

“Principal Amount”, “CORALSInitial” and “Fee Rate” have their meanings as described above.

Early Redemption Event:	At any time prior to the Maturity Date following the occurrence of an Early Redemption Event, we may, but are not obligated to, redeem the Notes in whole (but not in part). An “Early Redemption Event” will occur when the intraday indicative value of the Notes is less than 40% of their principal amount. The “intraday indicative value” of the Notes will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities at which the issuer is capable of unwinding the relevant commodities futures contracts in a commercially reasonable manner and in accordance with the methodology described herein under “Early Redemption Event—Methodology to Determine Intraday Prices”, the then prevailing Positions and Weights for the Individual Commodity Indices and the applicable investor fees. See “Early Redemption Event” in this free writing prospectus.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole discretion, would, or is reasonably likely to, (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged the commodity exposure incurred under the Notes or (ii) restrict our ability to enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge the commodity exposure under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part). See “Change in Law Redemption Event” in this free writing prospectus.

Calculation Agent:	Barclays Bank PLC

Business Day:	London and New York

CUSIP/ISIN:	06740C113 / US06740C1137

1	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
2	In the event that we make any changes to the expected initial valuation date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.
3	Subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this free writing prospectus.
4	With respect to a Change in Law Redemption Event, subject to postponement in the event of a note market disruption event as described under “Note Market Disruption Events” in this free writing prospectus.
5	Subject to postponement in the event of an index market disruption event as described under “Index Market Disruption Events” in this free writing prospectus.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission[6]	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

6	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the notes, or [$—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, the index supplement dated February 10, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 200 Park Avenue—Attn: US InvSol Support, New York, NY 10166.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 and the index supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

•	Index Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023313/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

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What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The following table and examples assume that CORALSInitial = 618.6090 and “CORALS Return” = [(CORALSFinal – CORALSInitial)/CORALSInitial]. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

CORALSFinal	CORALS Return	Payment at Maturity	Total Return on the Notes
1,200.1014	100.00%	$1,940.00	94.00%
1,140.0963	90.00%	$1,843.00	84.30%
1,080.0913	80.00%	$1,746.00	74.60%
1,020.0862	70.00%	$1,649.00	64.90%
960.0811	60.00%	$1,552.00	55.20%
900.0761	50.00%	$1,455.00	45.50%
840.0710	40.00%	$1,358.00	35.80%
780.0659	30.00%	$1,261.00	26.10%
720.0608	20.00%	$1,164.00	16.40%
660.0558	10.00%	$1,067.00	6.70%
618.6090	3.09%	$1,000.00	0.00%
600.0507	0.00%	$970.00	-3.00%
540.0456	-10.00%	$873.00	-12.70%
480.0406	-20.00%	$776.00	-22.40%
420.0355	-30.00%	$679.00	-32.10%
360.0304	-40.00%	$582.00	-41.80%
300.0254	-50.00%	$485.00	-51.50%
240.0203	-60.00%	$388.00	-61.20%
180.0152	-70.00%	$291.00	-70.90%
120.0101	-80.00%	$194.00	-80.60%
60.0051	-90.00%	$97.00	-90.30%
0.0000	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: CORALSFinal is 630.0532 and the CORALS Return is 5%.

The amount payable at maturity is calculated as follows:

$1,000 * 105.00% * 0.97 = $1,018.50

Therefore, the total payment at maturity is $18.50 per $1,000 principal amount Note, representing a 1.85% return on investment over the term of the Notes.

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Example 2: CORALSFinal is 603.0510 and the CORALS Return is 0.50%.

The amount payable at maturity is calculated as follows:

$1,000 * 100.50% * 0.97 = $974.85

Therefore, the total payment at maturity is $974.85 per $1,000 principal amount Note, representing a -2.52% return on investment over the term of the Notes.

Example 3: CORALSFinal is 420.0355 and the CORALS Return is -30%.

The amount payable at maturity is calculated as follows:

$1,000 * 70.00% * 0.97 = $679.00

Therefore, the total payment at maturity is $679.00 per $1,000 principal amount Note, representing a -32.10% return on investment over the term of the Notes.

Selected Purchase Considerations

•	Note Market Disruption Events and Adjustments—The final valuation date, the maturity date, the payment at maturity and CORALSFinal are subject to adjustment as described in the following sections:

•

For a description of what constitutes a note market disruption event as well as the consequences of that note market disruption event, see “Note Market Disruption Events” in this free writing prospectus; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or redemption is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, CORALSFinal or CORALSIntraday, as applicable, is greater than CORALSInitial. You may lose some or all of your principal.

•

Even If CORALSFinal or CORALSIntraday, as applicable, is greater than CORALSInitial, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity or upon

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redemption, the level of the Index must increase significantly for you to receive at least the principal amount of your investment at maturity or upon redemption. If CORALSFinal or CORALSIntraday, as applicable, is not greater than CORALSInitial by an amount sufficient to offset the investor fee, or if CORALSFinal or CORALSIntraday, as applicable, is less than CORALSInitial, you will receive less than the principal amount of your investment at maturity or upon redemption.

•

We may, but are not obligated to, redeem the Notes upon the occurrence of an Early Redemption Event—We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of an Early Redemption Event. An “Early Redemption Event” will occur when the intraday indicative value of the Notes is less than 40% of their principal amount. The “intraday indicative value” of the Notes will be determined by the calculation agent, in its sole discretion and acting in good faith, on the basis of the latest available quotations for the intraday prices of the relevant underlying commodities at which the issuer is capable of unwinding the relevant commodities futures contracts in a commercially reasonable manner and in accordance with the methodology described herein under “Early Redemption Event—Methodology to Determine Intraday Prices”, the then prevailing Positions and Weights for the Individual Commodity Indices and the applicable investor fees. Notwithstanding the occurrence of an Index Market Disruption Event or a Note Market Disruption Event, if an Early Redemption Event occurs and we elect to redeem your Notes, we will calculate, as soon as commercially possible following the occurrence of an Early Redemption Event, the Early Redemption Event Amount. We will deliver to DTC written notice of our election to redeem the Notes as promptly as possible following such election (the date of such delivery, the “Early Redemption Event Notice Date”). The Redemption Date will be the fifth business day following the Early Redemption Event Notice Date.

Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity. If we exercise our right to redeem the Notes upon the occurrence of an Early Redemption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of an Early Redemption Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Early Redemption Event.

•

We may, but are not obligated to, redeem the Notes upon the occurrence of a Change in Law Redemption Event—We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of a Change in Law (as defined under “Change in Law Redemption Event” below) that, in our sole discretion, would, or is reasonably likely to, (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged the commodity exposure incurred under the Notes or (ii) restrict our ability to enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge the commodity exposure under the Notes. Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

The commodity futures contracts that underlie the Individual Commodity Indices (as defined below under “Description of the Reference Asset”) are subject to legal and regulatory regimes that may change in the United States and, in some cases, in other countries. For example, the United States House of Representatives and the United States Senate are currently considering legislation, and the House of Representatives recently passed legislation (although that legislation has not yet been approved by the Senate or enacted into law) intended to limit speculation and increase transparency in the commodity markets. If enacted, the legislation would, among other things, require the Commodity Futures Trading Commission (“CFTC”) to adopt rules, apply existing rules, or modify its application of such rules with respect to the establishment of position limits on positions that are not entered into or maintained for “bona fide” or “legitimate” hedging purposes as defined in the proposed legislation. In addition, the CFTC has recently announced that it will hold hearings for the purpose of determining whether the CFTC should establish more stringent position limits for all commodities, and across all markets and market participants, pursuant to its existing statutory authority. Such actions by the Congress or the CFTC could limit the extent to which entities can enter into hedging transactions in exchange-traded futures contracts unless they are hedging inventories of or commitments with respect to physical commodities. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes.

If such restrictions are imposed on market participants, we or our affiliates may be unable to effect, or may be required to unwind, in whole or in part, transactions necessary to hedge our obligations under the Notes, in which case we will have the right, but not the obligation, to redeem your Notes. If we elect to redeem the Notes following a Change in Law Redemption Event, we will deliver written notice of such election to redeem to DTC as promptly as possible following such election (the date of such delivery being the “Change in Law Redemption Notice Date”, and together with the Early Redemption Event Notice Date, the relevant “Notice Date”). In this scenario, the final valuation date will be deemed to be the Change in Law Redemption Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to note market disruption events, at an amount equal to the amount specified on the cover page of this free writing prospectus for the occurrence of a Change in Law Redemption Event (the “Change in Law Redemption Event Amount”). If we exercise our right to redeem the Notes upon the occurrence of a Change in Law, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law may also adversely impact your ability to sell your Notes, and/or the price at which you may

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be able to sell your Notes, following the occurrence of such Change in Law. Moreover, even if such legislative or regulatory changes do not result in a Change in Law Redemption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts underlying each Individual Commodity Index, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value). It is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls. Because the Notes are linked, in part, to an index that could represent a significant investment in precious and industrial metals, it is also possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%. Moreover, it is possible that you would be required to accrue interest over the term of your Notes even though you will not receive any payments from us until sale, redemption or maturity of your Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the futures contracts that comprise the Individual Commodity Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”: and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

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In addition to the risks described above, you should consider the following:

•

Limited Portfolio Diversification—The Individual Commodity Indices are concentrated in commodities in the energy, industrial metals, precious metals and agriculture sectors. Your investment may therefore carry risks similar to a concentrated investment in such sectors.

•

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices—The market value of your Notes may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Individual Commodity Indices and the Index will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include:

•	prevailing prices for the underlying commodities;

•	the time remaining to the maturity of the Notes;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the Index or the levels of the Individual Commodity Indices;

•	the general interest rate environment; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

•

Suspension or Disruption of Market Trading May Adversely Affect the Value of Your Notes—The level of the Index is linked to the levels of the Individual Commodity Indices, which are in turn linked to the prices of futures contracts on the underlying commodities. The markets on which those contracts trade are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the U.S. futures exchanges on which the contracts trade have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits”, and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Individual Commodity Indices and, therefore, the value of your Notes. Moreover, if such circumstances occur, they may have the effect of triggering the occurrence of an Early Redemption Event; for more information on the risks associated with an Early Redemption Event, see “The Occurrence of an Early Redemption Event May Adversely Affect the Value of, and the Ability to Sell, the Notes”, “If an Early Redemption Event Occurs, Your Payment upon Redemption May be Less Than the Intraday Indicative Value at the Time of the Early Redemption Event” and “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Notes By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below.

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Future Prices of Contracts on Underlying Commodities That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Redemption—Each Individual Commodity Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain month for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise each Individual Commodity Index approach expiration, they are replaced in such Index by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the unwind price of the nearby futures contract relative to the purchase price of the next nearby commodity futures contract at the time of sale and purchase during the roll period as defined in the index methodology. However, the futures contracts included in the Individual Commodity Indices may also exhibit periods of “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence or presence of backwardation or contango in the commodity markets could affect “roll yields,” which could affect the value of the positions in the Individual Commodity Indices and, accordingly, may affect the payment you receive at maturity or upon redemption.

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Historical Levels of the Index or Any Individual Commodity Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index or any Individual Commodity Index over the term of the Notes, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of the Index or the Individual Commodity Indices, which have been highly volatile.

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The Prices of Many Commodities Have Recently Been at Historic Highs and Have Experienced Unprecedented Volatility—The prices of many of the commodities included in the Index, particularly energy and agricultural commodities, have, in approximately the past year, been at historically high levels. Since that time, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the level of the Index and the return on the Notes.

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Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Notes in Unforeseeable Ways—Trading in futures contracts on physical commodities, including trading in the contracts comprising the Individual Commodity Indices, is speculative and can be extremely volatile. Market prices of those contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the closing levels of the Individual Commodity Indices, and therefore the level of the Index and the value of your Notes, in varying ways, and different factors may cause the prices of the contracts comprising the Individual Commodity Indices, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of commodities, including the underlying commodities, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the underlying commodities and, thus, the value of your Notes. Because certain of the underlying commodities may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and therefore, the level of the Individual Commodity Indices and your Notes.

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Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your Notes—The performance of the Index for any period reflects the performance of all of the positions in the Individual Commodity Indices included in the Index for that period, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of contracts on the underlying commodities. Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Notes at maturity or upon redemption and, therefore, the market value of your Notes. Assuming the trading prices of the contracts comprising the Individual Commodity Indices remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and the value of your Notes and a decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and the value of your Notes.

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The Index May Fail to Identify the Optimal Weights and Positions for the Individual Commodity Indices—Although the Index attempts to identify the optimal Weight and Position for each Individual Commodity Index each month, it will not always do so accurately. As a result, the Index will sometimes, and possibly always, allocate more Weight to Positions in Individual Commodity Indices that do not perform as well as other Positions that have been allocated less Weight. In addition, the Index will sometimes, and possibly always, allocate long or short Positions that do not perform as well as the opposite Positions. In this regard, unlike the S&P GSCI and many other commodity indices, the Index underlying the Notes includes both long and short positions in commodity futures contracts. As a result, the Index provides a greater opportunity for positive returns in falling commodity markets. However, it is possible that the methodology for the Index will result in the inclusion of long positions in the Index at times when prices are falling, or the inclusion of short positions when prices are rising. In that event, the returns on the Index, and on the Notes, will be reduced, and losses could be sustained. There is no assurance that the Index methodology will select long and short positions at the most advantageous times or in the appropriate commodities. Under these circumstances, the value of your Notes will be affected adversely.

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The Potential Losses associated with Short Positions in Individual Commodity Indices are Unlimited—The Index is comprised of long or short Positions in each Individual Commodity Index. Long Positions offer the potential for increases in the level of the Index due to increases in the level of the Individual Commodity Indices and decreases in the level of the Index due to decreases in the level of the Individual Commodity Indices. Short Positions offer the potential for increases in the level of the Index due to decreases in the level of the Individual Commodity Indices and decreases in the level of the Index due to increases in the level of the Individual Commodity Indices. The maximum increase in the value of any long Position is unlimited and the maximum decrease in the value of any long Position is limited to a loss of the entire value of the Individual Commodity Index underlying the Position. The maximum increase of the value of any short Position is limited to a loss of the entire value of the Individual Commodity Index underlying the Position and the maximum decrease in value of any short Position is unlimited.

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You Will Not Receive Interest Payments on the Notes or Have Rights in the Individual Commodity Indicies—You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have any rights in the futures contracts that comprise the Individual Commodity Indices. Your Notes will be paid in cash, and you will have no right to receive delivery of any underlying commodity.

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Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index, Individual Commodity Indices or Underlying Commodities May Impair the Value of the Notes—We or one or more of our affiliates may hedge our obligations under the Notes by purchasing Positions in underlying commodities, futures or options on the Index, Individual Commodity Indices or underlying commodities, or other derivative instruments with returns linked to the performance of the Index, Individual Commodity Indices or underlying commodities, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the level of Individual Commodity Indices and, therefore, the value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines. We or one or more of our affiliates may also engage in trading in underlying commodities, futures or options on the Index, Individual Commodity Indices or underlying commodities, and other investments relating to the Index, Individual Commodity Indices or underlying commodities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the levels of Individual Commodity Indices and, therefore, the value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Our Business Activities May Create Conflicts of Interest—We and our affiliates expect to play a variety of roles in connection with the issuance of the Notes. As noted above, we and our affiliates expect to engage in trading activities related to underlying commodities, futures or options on the Index, Individual Commodity Indices and underlying commodities, or other derivative instruments with returns linked to the performance of the Index, Individual Commodity Indices and underlying commodities that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions (including options and other derivatives transactions) for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the levels of Individual Commodity Indices, could be adverse to the interests of the holders of the Notes.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to Individual Commodity Indices, underlying commodities and commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the levels of the Individual Commodity Indices and, therefore, the value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Barclays Wealth, the Wealth Management Division of Barclays Capital Inc., May Sell the Notes to Certain of its Customers and May Receive Compensation from Barclays Bank PLC in this Capacity, which May Create a Potential Conflict of Interest. Barclays Wealth is Not Acting as Your Agent or Investment Adviser, and is Not Representing You in Any Capacity in Connection with Your Purchase of the Notes—Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

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There are Potential Conflicts of Interest Between You and the Calculation Agent—Initially, Barclays Bank PLC will serve as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption and determine the existence of an Early Redemption Event and the Early Redemption Event Amount by calculating the intraday indicative value of the Notes. For more information regarding the risks associated with determining the intraday indicative value of the Notes, see “The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Notes By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent” below. If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a note market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index.

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The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a note market disruption event has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

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If a Note Market Disruption Event Has Occurred or Exists on the Final Valuation Date, the Calculation Agent Can Postpone the Maturity Date or Postpone Redemption upon a Change in Law Redemption Event—The final valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date, a note market disruption event has occurred or is continuing in respect of any Individual Commodity Index. If such postponement occurs, the closing levels of the Individual Commodity Indices unaffected by the note market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of a Change in Law Redemption Event) and the level of the affected Individual Commodity Indices shall be determined using the closing level of the affected Individual Commodity Indices on the first business day after that day on which no note market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five business days. If the final valuation date is postponed until the fifth business day following the scheduled final valuation date (or deemed final valuation date in the case of a Change in Law Redemption Event), but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index for such day.

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Barclays Bank PLC and Its Affiliates Have No Affiliation with S&P and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—Standard and Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is the sponsor of each of the Individual Commodity Indices. We and our affiliates are not affiliated with S&P in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding S&P’s methods or policies relating to the calculation of the Individual Commodity Indices in its capacity as the sponsor of those indices. S&P is not under any obligation to continue to calculate the Individual Commodity Indices or required to calculate any successor indices. If S&P discontinues or suspends the calculation of any Individual Commodity Index, it may become difficult to determine the value of the Notes or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Individual Commodity Index exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement. All disclosure in this free writing prospectus regarding each Individual Commodity Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into each Individual Commodity Index and S&P. S&P has no obligation to consider your interests as a holder of the Notes.

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The Policies of S&P and Changes That Affect the Composition and Valuation of the Individual Commodity Indices Could Affect the Amount Payable on Your Notes and their Market Value—The policies of S&P concerning the calculation of the level of each Individual Commodity Index, additions, deletions or substitutions of contracts underlying each Individual Commodity Index and the manner in which changes affecting those contracts are reflected in each Individual Commodity Index could affect the level of the Index and, therefore, the amount payable on your Notes at maturity or upon redemption and the market value of your Notes prior to maturity or redemption.

Additional commodity future contracts may satisfy the eligibility criteria for inclusion in any Individual Commodity Index, and the commodity futures contract currently included in any Individual Commodity Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in any Individual Commodity Index may change annually, based on changes in commodity production and volume statistics. In addition, S&P may modify the methodology for determining the composition and weighting of any Individual Commodity Index, for calculating its level in order to assure that it represents an adequate measure of market performance or for other reasons, or for calculating the level of the Individual Commodity Index. S&P may also discontinue or suspend calculation or publication of any Individual Commodity Index, in which case it may become difficult to determine the level of the Index. Any such changes could adversely affect the value of your Notes.

If events such as these occur, or if the level of any Individual Commodity Index is not available or cannot be calculated because of a note market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Individual Commodity Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement.

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The Individual Commodity Indices May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—At present, each Individual Commodity Index is composed of a single futures contract traded on the regulated

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futures exchanges (referred to in the United States as “designated contract markets”). As described below, however, any Individual Commodity Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in any Individual Commodity Index, may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “Description of the Reference Asset—The Index—Modifications to the Index” in this free writing prospectus, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Description of the Reference Asset—The Index—Modifications to the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which the index sponsor is a division, is the issuer of the Notes. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes—Because the Notes are linked to the Index, which is composed of Positions in Individual Commodity Indices covering a limited number of sectors, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the rebalancing of the Index will be calculated in reliance upon market data that are subject to potential errors in data sources or other errors. Any discrepancies that require revision are not applied retroactively but will be reflected in the calculations of Weights of the Index for the following month.

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Changes in Law or Regulation May Adversely Affect the Return on and Value of Your Notes—The commodity futures contracts that underlie the Individual Commodity Indices are subject to legal and regulatory regimes that may change in the United States and, in some cases, in other countries. For example, the United States House of Representatives and the United States Senate are currently considering legislation, and the House of Representatives recently passed legislation (although that legislation has not yet been approved by the Senate or enacted into law) intended to limit speculation and increase transparency in the commodity markets. If enacted, the legislation would, among other things, require the CFTC to adopt rules, apply existing rules, or modify its application of such rules with respect to the establishment of position limits on positions that are not entered into or maintained for “bona fide” or “legitimate” hedging purposes as defined in the proposed legislation. In addition, the CFTC has recently announced that it will hold hearings for the purpose of determining whether the CFTC should establish more stringent position limits for all commodities, and across all markets and market participants, pursuant to its existing statutory authority. Such actions by the Congress or the CFTC could limit the extent to which entities can enter into hedging transactions in exchange-traded futures contracts unless they are hedging inventories of or commitments with respect to physical commodities. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If such restrictions are imposed on market participants, we or our affiliates may be unable to effect, or may be required to unwind, in whole or in part, transactions necessary to hedge our obligations under the Notes, in which case we will have the right, but not the obligation, to redeem your Notes on the Redemption Date and pay you an amount equal to the Redemption Amount. If we exercise our right to redeem the Notes upon the occurrence of a Change in Law, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Moreover, even if such legislative or regulatory changes do not result in a Change in Law Redemption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts underlying each Individual Commodity Index, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

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The Occurrence of an Early Redemption Event May Adversely Affect the Value of, and the Ability to Sell, the Notes—We have the right to redeem or “call” your Notes (in whole, but not in part) without your consent upon the occurrence of an Early Redemption Event (as described above). Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity. We may redeem the Notes due to the occurrence of an Early Redemption Event even if an index market disruption event or a note market disruption event has occurred and is continuing. If we exercise our right to redeem the Notes upon the occurrence of an Early Redemption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Redemption Date in a comparable investment. Our right to redeem the Notes upon the occurrence of an Early Redemption Even may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of an Early Redemption Event.

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If an Early Redemption Event Occurs, Your Payment upon Redemption May be Less Than the Intraday Indicative Value at the Time of the Early Redemption Event—We may redeem your Notes (in whole but not in part) upon the occurrence of an Early Redemption Event. An Early Redemption Event will occur if the intraday indicative value of your Notes is less than 40% of their principal amount. The intraday indicative value is calculated by the calculation agent and is based, in part, on the latest available quotations for intraday prices of the relevant commodities futures contracts in accordance with the methodology described herein under “Early Redemption Event—Methodology to Determine Intraday Prices”. After the calculation agent determines that an Early Redemption Event has occurred, the calculation agent will calculate the Redemption Amount, as soon as commercially possible, using the then prevailing intraday unwind prices of the underlying commodities futures contracts. It is possible that, in highly volatile markets, the market prices of the relevant commodities futures contracts may worsen, even significantly, between the time of the Early Redemption Event and the time the Early Redemption Event Amount is determined. As a result, you may receive a payment following an Early Redemption Event that is less than, and possibly significantly less than, 40% of the principal amount of your Notes.

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The Calculation Agent Has Discretion in Certain Instances to Determine the Intraday Indicative Value of the Notes By Reference to Prices That May Not Be as Reliable or Liquid in Periods of Market Disruption and That You May Not Be Able to Independently Verify. These Determinations May Create Potential Conflicts of Interest Between You and the Calculation Agent—In determining the occurrence of an Early Redemption Event and the Early Redemption Event Amount, Barclays Bank PLC, as calculation agent, will determine the relevant intraday indicative value of the Notes and the relevant intraday unwind prices of the commodities futures contracts in accordance with the methodology described herein under “Early Redemption Event—Methodology to Determine Intraday Prices.” This methodology requires the calculation agent to refer initially to the available and tradeable intraday prices of the relevant tradeable commodities futures contracts, as published on the relevant futures exchange. If such quotations are not available for any reason, the calculation agent will then determine the value of the relevant underlying commodities based on the prices of the over-the-counter (“OTC”) derivatives on the same relevant underlying commodities obtained by the calculation agent from a recognized broker or dealer in the relevant market or on other futures contracts on the same underlying commodities traded in different markets. If such prices are not available for any reason, the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities. In doing so, the calculation agent may imply a value for such commodities futures contracts by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant underlying commodities. If futures prices are not available as a result of market disruptions, such market disruptions could also have the effect of making the prices for OTC derivatives and the prices for other potential “proxy” sources less reliable and less liquid. Therefore, if the calculation agent determines the value of the underlying commodities by reference to OTC derivatives or other “proxy” sources, such prices may deviate, even significantly, from the prices that would otherwise be obtained from a functioning futures exchange. Moreover, although we will provide in the Redemption Notice information regarding the quotations used to determine the occurrence of an Early Redemption Event and the Early Redemption Event Amount, you may not be able to independently verify such information if they are based on prices for OTC derivatives or if the calculation agent determines an appropriate value of one or more underlying commodities, including by reference to reasonable “proxy” sources described above. The calculation agent will be required to exercise its judgment when making certain of these determinations. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such determination.

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Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide sufficient liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those events affecting the prices of commodities underlying the Individual Commodity Indices; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

The return on the Notes is linked to the performance of the Index. The Index implements a systematic allocation model which, on a monthly basis, rebalances among long or short positions (each, a “Position”) in 12 individual sub-indices of the S&P GSCITM. For a description of the S&P GSCITM, see “Reference Assets—Non-Proprietary Indices—Commodity Indices—S&P GSCITM Commodity Indices” in the index supplement. Each Individual Commodity Index reflects the excess returns that are potentially available through unfunded investments in contracts on an individual commodity (each, an “underlying commodity”). The 12 underlying commodities represent the energy, industrial metals, precious metals and agriculture sectors. The allocations of the Index are adjusted on a monthly basis, utilizing a two-step process to determine the nature and amount of the allocation in respect of each Individual Commodity Index (the absolute value of each Position, expressed as a percentage of the absolute value of the aggregate Positions of the Index in any period, being referred to herein as a “Weight”). First, a forecast of the returns of each Individual Commodity Index is obtained through two rule-based regression models, one based on fundamental market indicators and the other based on technical market indicators. Next, an optimum Position and Weight to be allocated to each Individual Commodity Index is obtained utilizing a risk-based optimization model. We refer to this process herein as “rebalancing”. The performance of the Index for any period reflects the performance of all of the Positions in the Individual Commodity Indices included in the Index for that period plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of contracts on the underlying commodities.

—The Individual Commodity Indices

The table below sets forth each of the S&P GSCI™ sub-indices that are included in the Index, as well as the underlying commodity, the name of the futures contract on the underlying commodity, the exchange on which the futures contract trades and the Minimum and Maximum Weights in respect of each Individual Commodity Index. The delivery month associated with each of the contracts included in the Individual Commodity Indices changes each month because the contract included in each Individual Commodity Index at any given time is currently required to be the contract with the closest expiration date (the “front-month contract”). Each Individual Commodity Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. Each Individual Commodity Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the index. Over time, this monthly roll-over leads to the inclusion of many different individual contracts in each Individual Commodity Index. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Table of Individual Commodity Indices, Index Commodities,

Futures Contracts and Minimum and Maximum Weights

Individual Commodity Index	Commodity	Underlying Futures Contract	Exchange/Price Source	Minimum Weight	Maximum Weight
S&P GSCI WTI Crude Excess Return Index	Oil	Light, Sweet Crude Oil	NYMEX	-10%	20%
S&P GSCI Heating Oil Excess Return Index	Oil	Heating Oil	CME Futures	-10%	20%
S&P GSCI Natural Gas Excess Return Index	Gas	CME Natural Gas	CME Futures	-10%	20%
S&P GSCI Gasoline Excess Return Index	Oil	Gasoline	CME Futures	-10%	20%

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Individual Commodity Index	Commodity	Underlying Futures Contract	Exchange/Price Source	Minimum Weight	Maximum Weight
S&P GSCI Gas Oil Excess Return Index	Oil	ICE Gas Oil	ICE Futures	-10%	20%
S&P GSCI Aluminum Excess Return Index	Aluminum	Primary Aluminum	LME	-10%	20%
S&P GSCI Copper Excess Return Index	Copper	Copper Grade A	LME	-10%	20%
S&P GSCI Gold Excess Return Index	Gold	Gold	COMEX	-10%	20%
S&P GSCI Silver Excess Return Index	Silver	Silver	COMEX	-10%	20%
S&P GSCI Corn Excess Return Index	Corn	Corn	CBOT	-10%	20%
S&P GSCI Soybeans Excess Return Index	Soybeans	Soybeans	CBOT	-10%	20%
S&P GSCI Wheat Excess Return Index	Wheat	Wheat	CBOT	-10%	20%

—Level of the Individual Commodity Indices

Each Individual Commodity Index incorporates the returns of those contracts in the S&P GSCI™ that comprise the Index and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery. The level of any Individual Commodity Index on any S&P GSCI™ Business Day is equal to the product of (1) the level of such Individual Commodity Index on the immediately preceding S&P GSCI™ Business Day multiplied by (2) one plus the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in any Individual Commodity Index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate roll weight, divided by the total dollar weight of the relevant index on the preceding day, minus one. The daily contract reference price is the price of the relevant contract that is used as a reference or benchmark by market participants. The contract production weight is calculated based on the total quantity traded for the relevant contract as compared to the world or regional production average, as applicable, of the underlying commodity. The roll weight of a commodity reflects the adjustments necessary because positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.

—The Index

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, the index sponsor. You, as an investor in the Notes, should make your own investigation into the Index and the index sponsor has no obligation to consider your interests as a holder of the Notes. The index sponsor has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion.

For purposes of this section, the following definitions are applicable:

“Commodity Business Day” means, in respect of an Individual Commodity Index, a day in respect of which the Individual Commodity Index Sponsor published (or, but for the occurrence of an index market disruption event, would have published) a closing level;

“Commodity Reference Price” means for each index business day, the commodity reference price for either (A) an Underlying Futures Contract which the index sponsor deems reasonably necessary to hedge the commodities price risk of the Index, or (B) each of the Individual Commodity Indices, as relevant, that the Index will have or is scheduled to have exposure to on such day. The Commodity Reference Price will be the settlement price of the relevant contract or any similar price against which positions in the contract are settled or margined;

“Exchange” has the meaning given in the “Table of Individual Commodity Indices, Index Commodities, Futures Contracts and Minimum and Maximum Weights” above;

“ICI Units” means, for each Monthly Period the units in each Individual Commodity Index tracked by the Index;

“Incoming Position” means, in respect of each Monthly Period, each Position to be taken by the Index beginning on the Rebalancing Commencement Day;

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“index business day” means a day on which (i) commercial banks and interest rate markets are open for general business and settle payments in London and New York; (ii) is a Commodity Business Day; and (iii) the index sponsor is open for business in London;

“Individual Commodity Index Sponsor” means Standard & Poor’s, or any successor;

“Maximum Weight” means, in respect of an Individual Commodity Index, a number (expressed as a percentage) representing the maximum permitted Weight that such Individual Commodity Index may have, as set out in the “Table of Individual Commodity Indices, Index Commodities, Futures Contracts and Minimum and Maximum Weights” above;

“Minimum Weight” means, in respect of an Individual Commodity Index, a number (expressed as a percentage) representing the minimum permitted Weight that such Individual Commodity Index may have, as set out in the “Table of Individual Commodity Indices, Index Commodities, Futures Contracts and Minimum and Maximum Weights” above;

“Monthly Period” means each period from, and including, each Rebalancing Commencement Day to, but excluding, the following Rebalancing Commencement Day;

“Official Closing Level” means in respect of an Individual Commodity Index, the closing level of such index, as published by the Individual Commodity Index Sponsor;

“Outgoing Position” means, in respect of each Monthly Period, each open Position scheduled to be notionally closed-out commencing on the relevant Rebalancing Commencement Day;

“Rebalancing Commencement Day” means the last day of each month (i) on which commercial banks and interest rate markets are open for general business and settle payments in London and New York; (ii) which is a Commodity Business Day and (iii) which is a day on which the relevant Exchange in respect of the related Underlying Futures Contract is open for trading during its regular trading session, notwithstanding any such Exchange closing prior to its scheduled closing time;

“Rebalancing Day” means, in respect of each Incoming Position and Outgoing Position, each of the first three days, commencing on the Rebalancing Commencement Day, (i) on which commercial banks and interest rate markets are open for general business and settle payments in London and New York; (ii) which is a Commodity Business Day and (iii) which is a day on which the relevant Exchange in respect of the related Underlying Futures Contract is open for trading during its regular trading session, notwithstanding any such Exchange closing prior to its scheduled closing time. A Rebalancing Day for a Monthly Period cannot occur after the following Rebalancing Commencement Day;

“Rebalancing Period” means, in respect of each Individual Commodity Index and each Monthly Period, the period commencing on and including the first Rebalancing Day and ending on and including the last Rebalancing Day;

“Underlying Futures Contract” means, in respect of an Individual Commodity Index, the underlying futures contract relating to such Individual Commodity Index, as indicated in the “Table of Individual Commodity Indices, Index Commodities, Futures Contracts and Minimum and Maximum Weights” above; and

“Weight” means, in respect of an Individual Commodity Index, the absolute value of the Position in the Individual Commodity Index, expressed as a percentage of the absolute value of the aggregate Positions of the Index in all of the Individual Commodity Indices.

—Composition of the Index

The Index is composed of long or short Positions in each of 12 Individual Commodity Indices. There is one underlying commodity underlying each Individual Commodity Index; and each Individual Commodity Index is allocated a Position and a Weight that are adjusted on a monthly basis (as discussed further under “—Rebalancing and Criteria”); provided that the Weight allocated to any Individual Commodity Index may not be outside of the Minimum Weights and Maximum Weights set for each Individual Commodity Index.

Index Allocation

The Index allocates exposure to the Individual Commodity Indices using the monthly Weights generated in order to achieve its risk-return target. The Index applies a quantitative model to allocate among Individual Commodity Indices via a multi-stage dynamic allocation methodology (the “Methodology”).

The Methodology involves a two-step process that determines the Position and Weight taken by the Index in each Individual Commodity Index.

The first stage of the Methodology determines expected returns for each Individual Commodity Index using a (i) fundamental and macro analysis to determine whether a particular Individual Commodity Index is fundamentally overvalued or undervalued and (ii) technical analysis of market data to determine market psychology and sentiment in order to take a positive or negative view on estimates generated by the fundamental and macro analysis.

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A rule based regression model (the “Fundamental Model”) is run monthly on forward-looking fundamental estimates, latest econometric information and economic sentiment survey data. The Fundamental Model produces expected returns, positive or negative, in respect of each Individual Commodity Index based on the analysis of the fundamental and macro signals.

A further rule based regression model (the “Technical Model”) is run on a monthly basis utilizing market data relating to the Individual Commodity Indices obtained from Bloomberg such as open levels, close levels, level highs, level lows, volume of trades, moving averages, etc. The Technical Model produces buy, sell or neutral signals based on technical analysis tools obtained from Bloomberg such as relative strength index, moving average, 10 day volatility and stochastic oscillator.

An example of the typical indicators used in the Fundamental Model and Technical Model analyses is shown in the chart below.

Sample Indicators Considered in Fundamental and Technical Analysis

The signals generated by the Fundamental Model and the Technical Model are combined to determine the expected returns associated with each Individual Commodity Index. An example of this process is summarized below.

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Methodology to Determine Expected Returns

The second stage of the Methodology utilizes a risk-based optimization model to determine the optimum allocation to each Individual Commodity Index. The model utilizes inputs that include the expected returns generated by the Fundamental Model and Technical Model, along with historical data on the returns of each of the Individual Commodity Indices. The historical data is used because, in the short term, the covariance of returns is stationary. An example of the optimization process is depicted below.

Optimization Process

—Rebalancing and Criteria

The Index is rebalanced monthly commencing on each Rebalancing Commencement Day.

On each Rebalancing Day, the Weight in respect of each Individual Commodity Index will be set based on the optimum allocation signals generated by rebalancing within the Minimum Weight and Maximum Weight. Negative Weight of an Individual Commodity Index indicates a short Position can be taken in respect of such Individual Commodity Index. Positive Weight of an Individual Commodity Index indicates a long Position can be taken in respect of such Individual Commodity Index. The sum of the absolute values of the Weights of all Individual Commodity Indices comprising the Index on any Rebalancing Day will be equal to 100%.

The following criteria are applied in respect of the allocation of the Weights of the Individual Commodity Indices:

(i) the aggregate of the absolute values of the Weights of Individual Commodity Indices relating to the underlying commodities Crude Oil, Gasoline, Gas Oil, Natural Gas and Heating Oil must be equal to or less than 50%;

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(ii) the aggregate of the absolute values of the Weights of Individual Commodity Indices relating to the underlying commodities Soybean, Wheat and Corn must be equal to or less than 50%; and

(iii) each Individual Commodity Index shall have a Weight equal to or greater than 2% (in the case of a long Position) or equal to or less than -2% (in the case of a short Position).

Outgoing Positions are notionally closed-out and Incoming Positions are notionally opened in accordance with the methodology outlined below.

Calculation of Notional Value of Incoming Positions

The notional value (“Notional Value”) of each Incoming Position shall be calculated, immediately preceding the Rebalancing Commencement Day, as follows:

Notional Valuei = Position Weighti × CORALS Level

Where:

“i” means each of the Incoming Positions;

“Position Weight” means the Weight of each of the Incoming Positions, as determined by the rebalancing; and

“CORALS Level” is the level of the Index immediately preceding the Rebalancing Commencement Day.

ICI Units to Acquire

In respect of each Incoming Position, the Index will take a number of ICI Units calculated as follows (for clarity, a positive number indicates a notional long Position and a negative number indicates a notional short Position):

ICI Unitsi = Signi	×	Notional Valuei
Leveli

Where:

“i” means each of the Incoming Positions;

“Sign” is equal to -1 for a short Incoming Position and +1 for a long Incoming Position; and

“Level” means the Official Closing Level of the Incoming Position on the index business day immediately preceding the Rebalancing Commencement Day.

Incoming Positions will be opened over each of the Rebalancing Days, with an equal number of ICI Units acquired on each day. On each Rebalancing Day, the number of ICI Units to acquire for each Incoming Position (the “Daily ICI Units”) shall be calculated as follows:

Daily ICI Units i	=	1	ICI Units i
3

Incoming Positions will be notionally opened for each Monthly Period at the Official Closing Level on each of the three Rebalancing Days. This means that only one-third of the ICI Units assignable to the Incoming Positions for each Monthly Period will be opened on each Rebalancing Day. Outgoing Positions will be notionally closed-out for each Monthly Period at the Official Closing Level on each of the three Rebalancing Days. This means that one-third of the ICI Units assignable to the Outgoing Positions at the end of each Monthly Period will be closed-out on each Rebalancing Day.

C—Calculation of the Index

The closing level of the Index on the index commencement date (December 31, 1999) was 100.

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On any given index business day, the closing level will be calculated, as follows:

Where:

and where:

ERClosing Levelt means the closing level of the Barclays CORALS Excess Return Index™ on day (t);

ERClosing Levelt-1 means the closing level of the Barclays CORALS Excess Return Index™ on the day preceding the index business day (t) (the ERClosing Level on the index commencement date (December 31, 1999) was 100);

“i” means each of the Positions;

“t” means each index business day;

“x” means the total number of open Positions in the Index on dayt;

“PLi,t” means the profit or loss made by each Position on dayt, calculated as set forth below;

“Market Spread Prorationt” represents the bid-ask spread for Underlying Futures Contracts purchased and sold on the Rebalancing Days, accrued on a daily basis until the next rebalancing. The Market Spread Proration is equal to approximately 0.0021% for each ICI;

“PLi,t” represents the notional profit or loss made by each Individual Commodity Index, calculated by comparing the Official Closing Level of each Position against the previous index business day’s Official Closing Level, as follows:

Where:

“i” means each of the Positions;

“t” means each index business day;

“ICI Unitsi,t” means the number of ICI Units held of each Position on dayt;

“Leveli,t” means the Official Closing Level of Individual Commodity Indexi on dayt;

“Leveli,t-1” means the Official Closing Level of Individual Commodity Indexi on the index business day preceding dayt; and

“IRt” means the return on collateral defined as:

Where:

“TBILLt-1” is the most recent weekly high rate for 91-day US Treasury bills as published by the U.S. Department of the Treasury Bureau of the Public Debt reported on the website www.treasurydirect.gov/RI/OFBills under column “Discount Rate     %”.

The index sponsor will publish the closing level for each index business day on its website http://www.barcap.com/indices (follow the link to Investable Indices / Commodity / CORALS) or any successor thereto on the following index business day.

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—Modifications to the Index

Under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices.

Index Market Disruption Events and Force Majeure Events

If, on any index business day, an index market disruption event or force majeure event occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•	make such determinations and/or adjustments to the closing level of the Index as it considers, in its sole discretion, appropriate; or

•	defer publication of the closing level of the Index until it determines, in its sole discretion, that no index market disruption event or force majeure event is occurring.

If there is an index market disruption event in respect of any Position (each such Position, an “Affected Position”) during a Rebalancing Period, the Rebalancing Day of the Affected Position shall be delayed to the first succeeding Rebalancing Day in respect of the Position on which there is no index market disruption event.

For the avoidance of doubt, index market disruption events that occur in respect of an Affected Position during a Rebalancing Period will only affect the Affected Position and will not affect the closing-out or opening of exposures relating to other Positions. Notwithstanding the occurrence of an index market disruption event, only one-third of the Positions shall be notionally rebalanced on any Rebalancing Day.

Where an index market disruption event continues, in respect of an Underlying Futures Contract relating to an Outgoing Position, for 3 days, the index sponsor will determine the Commodity Reference Price for the Individual Commodity Index taking into consideration the latest available quotation for the relevant Commodity Reference Price and any other information it deems relevant.

The timetable for notionally trading ICI Units in an Affected Position will be shifted to commence (or recommence, as the case may be) on the next index business day on which no index market disruption event is occurring.

For purposes of the foregoing discussion, the following definitions are applicable:

“force majeure event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index or any Position; and

Any of the following will be an “index market disruption event”:

•

a material limitation, suspension or disruption in the trading of any contract comprising any Individual Commodity Index which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price;

•

the daily contract reference price for any contract comprising any Individual Commodity Index is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or

•

failure by S&P to publish the closing level of any Individual Commodity Index or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more contracts comprising any Individual Commodity Index.

The following events will not be index market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any contract comprising any Individual Commodity Index is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any contract comprising any Individual Commodity Index.

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Index Cancellation

If on any index business day in respect of a Monthly Period, the closing level of the Index becomes zero or negative (in the index sponsor’s sole and absolute determination):

(i) the index sponsor shall notionally close-out all Positions at the Official Closing Level on each of the three Rebalancing Days in respect of such Monthly Period;

(ii) the index sponsor shall cease publication of the closing level of the Index as of the last Rebalancing Day in respect of such Monthly Period;

(iii) the closing level of the Index shall be deemed to be zero for each subsequent Monthly Period; and

(iv) the index sponsor may, in its discretion, cancel the Index on the last Rebalancing Day in respect of such Monthly Period and make such other determinations and/or adjustments to the terms of the Index as it considers appropriate.

Adjustment Mechanisms

If the index sponsor deems it necessary to replace:

(i) an Individual Commodity Index with an appropriate successor for such index;

(ii) the Commodity Reference Price for any Underlying Futures Contract; or

(iii) any other information or inputs on which the Index is based (including, but not limited to, the Rebalancing Period and consequential adjustments),

then the index sponsor may do so in its absolute discretion. Thereafter, the index sponsor will calculate the closing level of the Index by adjusting the formula used for the calculation of the closing level to take account any replacement that is made.

Corrections and Changes in Methodology

All determinations made by the index sponsor will be made in its sole discretion by reference to such factors as the index sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

The index sponsor reserves the right to make adjustments to correct previously incorrectly published closing levels, except that the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

From time to time, it may be necessary to modify the methodology used to calculate the Index. The index sponsor reserves the right to make such modifications to such methodology as, in its sole discretion, is necessary to maintain the objective of the Index. The index sponsor also reserves the right to take such action in respect of the Index as it deems necessary or appropriate, in order to address extraordinary market events. Wherever practicable, any such changes or actions will be publicly announced prior to their effective date.

The index sponsor has no obligation to implement any modification or change to the Methodology set out herein as a result of any market, regulatory, judicial, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Position). Where the index sponsor elects to make a modification or change in the Methodology, the index sponsor will make reasonable efforts to insure that such modifications or changes will result in a methodology that is consistent with the Methodology.

Historical Closing Levels of the Index

The Index is maintained and calculated by Barclays Capital, a division of Barclays Bank PLC.

The following table and graph illustrate how the Index has performed since the index commencement date.

The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase or not decrease sufficiently to cause holders of the Notes to receive a payment at maturity equal to or in excess of the principal amount of such Notes.

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Date	Closing Level
January 3, 2000	100.0000
January 3, 2001	132.3299
January 3, 2002	146.6462
January 3, 2003	196.5825
January 3, 2004	239.4873
January 3, 2005	282.4997
January 3, 2006	363.5740
January 3, 2007	473.3309
January 3, 2008	602.6911
January 3, 2009	661.8134
July 22, 2009	600.0507

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Licensing

Barclays Capital CORALS Total Return Index™ and Barclays Capital CORALS Excess Return Index™ are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

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The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the index level (or failure to publish such value) and any use to which any person may put the Index or the index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Note Market Disruption Events

The final valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on the final valuation date, a note market disruption event has occurred or is continuing in respect of any Individual Commodity Index. If such a postponement occurs, the closing levels of the Individual Commodity Indices unaffected by the note market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of a Change in Law Redemption Event) and the level of the affected Individual Commodity Indices shall be determined using the closing level of the affected Individual Commodity Indices on the first business day after that day on which no note market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five business days.

If the final valuation date is postponed until the fifth business day following the scheduled final valuation date (or deemed final valuation date in the case of a Change in Law Redemption Event), but a note market disruption event occurs or is continuing on such day, that day will nevertheless be the final valuation date and the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index for such day.

Any of the following will be a “note market disruption event”:

•

a material limitation, suspension or disruption in the trading of any contract comprising any Individual Commodity Index which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price;

•

the daily contract reference price for any contract comprising any Individual Commodity Index is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•

failure by S&P to publish the closing level of any Individual Commodity Index or of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more contracts comprising any Individual Commodity Index; or

•

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The following events will not be note market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any contract comprising any Individual Commodity Index is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any contract comprising any Individual Commodity Index.

For more information regarding the situation in which the calculation agent observes that the intraday indicative value of the Notes is less than 40% of their principal amount when a note market disruption event has occurred and is continuing at the final valuation date (or deemed final valuation date in the case of a Change in Law Redemption Event), see “Consequences of an Intraday Indicative Value of Less Than 40% of Principal During the Occurrence of a Note Market Disruption Event” below.

Early Redemption Event

We have the right to redeem or “call” your Notes (in whole but not in part) without your consent upon the occurrence of an Early Redemption Event. An “Early Redemption Event” will occur when the intraday indicative value of the Notes is less than 40% of

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their principal amount. The “intraday indicative value” of the Notes will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, on the basis of the latest available quotations for the intraday prices of the relevant commodities futures contracts and in accordance with the methodology described below under “—Methodology to Determine Intraday Prices”, the then prevailing Positions and Weights for the Individual Commodity Indices and the applicable investor fees. Notwithstanding the occurrence of an Index Market Disruption Event or a Note Market Disruption Event, if an Early Redemption Event occurs and we elect to redeem your Notes, we will determine, as soon as commercially possible following the occurrence of an Early Redemption Event, the Early Redemption Event Amount (as defined on the cover page of this free writing prospectus). We will deliver to DTC written notice of our election to redeem the Notes as promptly as possible following such election (the date of such delivery, the “Early Redemption Event Notice Date”). The Redemption Date will be the fifth business day following the Early Redemption Event Notice Date.

Methodology to Determine Intraday Prices

In order to determine whether an Early Redemption Event has occurred and to calculate the Early Redemption Event Amount, the calculation agent will determine the latest available quotations for the intraday prices of the relevant underlying commodities at which the issuer is capable of unwinding the relevant commodities futures contracts in a commercially reasonable manner, at the relevant times, in accordance with the following methodology:

1.	first, if the relevant futures contract for the relevant underlying commodity is actively traded and intraday prices for that contract are available, the calculation agent will use the current intraday price, as published for that contract by the relevant futures exchange;

2.	second, if the relevant futures contract is not being actively traded or if intraday prices for that contract are unavailable for any reason, the calculation agent will determine the value of the relevant underlying commodities in good faith by reference to (a) prices for over-the-counter derivatives relating to the same underlying commodities and having economic terms that replicate as closely as possible the underlying futures contracts, all as quoted by recognized brokers and dealers in the relevant market or (b) other futures contracts on the same commodities traded in different markets; and

3.	third, if the calculation agent is unable to determine the value of the relevant underlying commodities by reference to prices in the over-the-counter derivatives market or other futures markets, then the calculation agent will determine, in its sole discretion, acting in good faith and a commercially reasonable manner, an appropriate value for the relevant underlying commodities. In doing so, the calculation agent may imply a value for such underlying commodities by reference to one or more sources of information that, in the calculation agent’s sole discretion, can serve as a reasonable “proxy” for determining the value of the relevant commodities, including, without limitation, the price of another commodity futures contract on a related commodity that correlates with the relevant commodity futures contract.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole discretion, would, or is reasonably likely to, (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged the commodity exposure incurred under the Notes or (ii) restrict our ability to enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge the commodity exposure under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth below. For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule or regulation, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any order, exemption or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the inception date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body. Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

If we elect to redeem the Notes following a Change in Law Redemption Event, we will deliver written notice of such election to redeem to DTC as promptly as possible following such election (the date of such delivery being the “Change in Law Redemption Notice Date”, and together with the Early Redemption Event Notice Date, the “Notice Date”). In this scenario, the final valuation date will be deemed to be the Change in Law Redemption Notice Date, and the Notes will be redeemed on the fifth business day following such deemed final valuation date, subject to note market disruption events, at an amount equal to the Change in Law Redemption Event Amount.

For more information regarding the situation in which the calculation agent observes that the intraday indicative value of the Notes is less than 40% of their principal amount when a note market disruption event has occurred and is continuing at the deemed final valuation date, see “Consequences of an Intraday Indicative Value of Less Than 40% of Principal During the Occurrence of a Note Market Disruption Event” below.

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Redemption Notice

If we elect to redeem your Notes following the occurrence of either an Early Redemption Event or a Change in Law Redemption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to the Bank of New York, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”). In the case of redemption following both an Early Redemption Event and a Change in Law Redemption Event, the notice of redemption will specify the Early Redemption Event Amount or the Change in Law Redemption Event Amount, as the case may be, and the relevant Redemption Date. In the case of redemption following an Early Redemption Event, such notice will also specify the relevant intraday prices for the relevant underlying commodities, as well as the then prevailing Positions and Weights for the Individual Commodity Indices, in each case that were used by the calculation agent to calculate the intraday indicative value for purposes of determining the occurrence of an Early Redemption Event and calculating the Early Redemption Event Amount. The information specified in the notice of redemption for an Early Redemption Event, including the intraday prices used and the then prevailing Positions and Weights of the Individual Commodity Indices, will be provided to you solely for the purpose of demonstrating the basis for determining the occurrence of an Early Redemption Event and the basis of the calculation of the Early Redemption Event Amount.

Consequences of an Intraday Indicative Value of Less Than 40% of Principal During the Occurrence of a Note Market Disruption Event

If (a) a note market disruption event has occurred and is continuing that results in postponing the Maturity Date or the Redemption Date as a result of a Change in Law Redemption Event and (b) during such postponement, the calculation agent observes that the intraday indicative value of the Notes is less than 40% of their principal amount on the same basis for determining the occurrence of an Early Redemption Event (as described above), the calculation agent may, acting in good faith and in a commercially reasonable manner, use the intraday prices of the relevant commodity or commodities underlying the Individual Commodity Indices affected by the note market disruption event to calculate the payment at maturity or at redemption as a result of a Change in Law Redemption Event, as the case may be. In order to calculate such intraday prices, the calculation agent shall apply the same methodology described above under “Early Redemption Event—Methodology to Determine Intraday Prices.” For the avoidance of doubt, in such circumstance, the closing levels of the Individual Commodity Indices unaffected by the note market disruption event shall be determined on the scheduled final valuation date (or deemed final valuation date in the case of a Change in Law Redemption Event).

If the calculation agent elects to use the intraday prices of one or more underlying commodities to calculate the payment at maturity or at redemption as a result of a Change in Law Redemption Event as described above, we will deliver a notice to DTC as promptly as possible, specifying the relevant intraday prices for the relevant underlying commodities, as well as the then prevailing Positions and Weights for the Individual Commodity Indices, in each case that were used by the calculation agent to determine that the intraday indicative value of the Notes was less than 40% of their principal amount. The information specified in such notice, including the intraday prices used and the then prevailing Positions and Weights of the Individual Commodity Indices, will be provided to you solely for the purpose of demonstrating the basis for determining that the intraday indicative value of the Notes was less than 40% of their principal amount and the basis for calculating the payment at maturity or at redemption as a result of a Change in Law Redemption Event, as the case may be.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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